Exhibit 99.1

Brain Scientific Enters Into Merger Agreement With Piezo Motion

Closing Contemplates Minimum $5 Million Capital Investment For Combined Company

NEW YORK, June 16, 2021 (GLOBE NEWSWIRE) -- via InvestorWire – Brain Scientific Inc. (OTCQB: BRSF), a neurology-focused medical device and software company, announces today that it has entered into a definitive merger agreement to acquire Piezo Motion Corp., a leading innovator of high-precision piezoelectric motion technology.

The merger, upon its closing, is expected to expand the overall market reach of both companies and ability to deliver innovative technologies to high growth markets. Both companies bring a team of scientists, engineers, and executives experienced in developing and selling disruptive technologies. They combine elements of physical and social sciences with machine learning and understanding to address commercial demands in the market.

The combined company upon closing is expected to have a suite of stand-alone products that are able to work together in a cycle of data gathering, intelligent predictions, and precise actions. Brain Scientific’s neurology products are being designed to create massive amounts of data which, in turn, can be analyzed by artificial intelligence (“AI”) programs to aid doctors and researchers to recommend correct precision treatments. In the future, these are expected to be driven by Piezo Motion’s technology.

Piezo Motion offers a suite of precision motion solutions that allow original equipment manufacturers (“OEM”) manufacturers to develop energy efficient precision products. These solutions have applications in advancing wearable drug delivery, surgical robotics, and other industrial precision applications in high growth markets such as autonomous vehicles and aerospace.

“We are excited for the future that the merger with Piezo Motion is expected to bring. Together, we plan to achieve rapid expansion while delivering and developing the new generation of MedTech solutions for the brain diagnostics market, including innovative products for long-term monitoring and brain e-tattoo. This combination offers a significant opportunity to be part of a company well positioned for growth. We look forward to uniting with Piezo Motion in what we expect will be an exciting new chapter ahead.” – Dr. Baruch Goldstein, Founder of Brain Scientific.

“Brain Scientific and Piezo Motion come together with breakthrough proprietary technologies addressing fast-growing multi-billion-dollar markets in medical technology, pharmaceutical research, industrial automation, biotechnology and more.” – Hassan Kotob, CEO of Piezo Motion.

The transaction is subject to customary closing conditions, including approval by the respective shareholders of both companies, as well as the successful consummation of a minimum $5 million capital raise. The transaction is expected to close in July 2021, subject to the closing conditions. At closing, Brain Scientific will acquire 100% of Piezo Motion’s outstanding shares and, accordingly, all of its assets and liabilities, and in return Piezo Motion’s shareholders will receive such number of shares of Brain Scientific’s common stock as would equal 100% of its issued and outstanding shares immediately prior to closing on an fully-diluted, as converted basis.

As part of the merger, Boris Goldstein and Nickolay Kukekov, directors of Brain Scientific, are expected to remain on the Board, with three new appointees from Piezo Motion. Hassan Kotob, currently CEO of Piezo Motion, will assume the role of Chairman and CEO of the combined company. The combined company will initially have offices in New York, Silicon Valley, Florida, and Europe.

About Brain Scientific

Brain Scientific is a commercial-stage healthcare company with two FDA-cleared products, providing next-gen solutions to the neurology market. The Company’s smart diagnostic devices and sensors simplify administration, shorten scan time and cut costs, allowing clinicians to make rapid decisions remotely and bridge the widening gap in access to neurological care. To learn more about our corporate strategy, devices, or for investor relations, please visit: www.brainscientific.com.

About Piezo Motion

Piezo Motion is a leader in piezo motor technology with a multi-million dollar investment in research and development of affordable piezoelectric motors to meet, and exceed, the needs of today's global markets. The company is committed to the development of innovative piezoelectric polymer actuators and electrode components that enhance their functionality in a multitude of applications. It works with startups, OEMs, research institutions, and industrial companies from around the world empowering the visionaries behind their products. Visit piezomotion.com for more information.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of EEG products and services and piezo motor technology, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) the Company's future financial performance, (iv) the successful closing of the transactions contemplated by the merger agreement with Piezo Motion and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the significant length of time and resources associated with the development of products and related insufficient cash flows and resulting illiquidity, the Company's inability to expand the Company's business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials, failure to satisfy the closing conditions to the merger with Piezo Motion, and the failure to implement the Company's business plans or strategies, including as a result of the closing of the merger with Piezo Motion. Some of these and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

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